Exhibit 99.1

From: John Chambers

Date: September 13, 2017 at 9:18:35 PM PDT

To: Carol Bartz

Cc: Mark Chandler

Subject: <no subject>

Dear Carol,

It has been a tremendous honor to serve in multiple leadership roles at Cisco. To build one of the most successful and admired companies in the world. One that in many ways changed the way the world truly works, lives, plays, and learns. Every transition we have gone through at Cisco has been a world class example of transparency and execution.

That has also been true over the last 2 years over our transition of the CEO position from me to Chuck. It is time for Cisco to move on to its next generation of leadership including at the board and Chairman level and to position this seamlessly for the future. It is also time for me to move on to the next chapter of my life, on both a personal and business level.

I cannot be prouder of what we built: from the culture, to the customer trust, to the country digitization, to the product leadership, I could go on and on. But it is the right time for a change to occur for me and for the company. Therefore, this is to notify you that I have decided not to stand for re-election to the board when my current term expires.

Cisco will always be in my heart and mind and I will always challenge us to lead, to disrupt or be disrupted, catch the key market transitions, and to move aggressively and fearlessly into this new digital world. I want to thank the board, Chuck and the Cisco leadership team, our employees, our partners, our customers, and our shareholders for the honor to have led and to have served Cisco.

Sincerely,

John Chambers